MUNIYIELD FLORIDA FUND

FILE # 811-6502

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/1/2006	Miami-Dade Cnty FLA Sch Brd	201,080,000	3,500,000	Citigroup Global A.G. Edwards Ramirez & Co Apex Pryor Sec Banc of America Merrill Lynch M.R. Beal Wachovia Bank
3/30/2006	Broward Cnty EFA	99,790,000	2,750,000	Suntrust Capital Merrill Lynch Lehman Brothers